TERMINATION AGREEMENT

     AGREEMENT, dated as of July 26, 2001, between J. RANDALL NELSON (the "Executive") and EQUIDYNE CORPORATION, a Delaware corporation (the "Company").

                                    RECITALS

     A. The Executive and the Company are pates to an Employment Agreement, dated December 1, 1999 (the "Employment Agreement"), which provides the terms and conditions of the Executive's employment with the Company.

     B. The Executive has submitted his voluntary resignation from the Company effective July 31, 2001 (the "Termination Date"), and the Company has accepted the resignation effective on the Termination Date.

     C. The Company and the Executive mutually desire to provide for the provisions of the termination of the Executive's employment, as set forth herein.

     1. Termination. The Executive and the Company agree that as of the close of business on July 31, 2001, the Executive's employment with the Company and its subsidiary Equidyne Systems, Inc. ("ESI") shall terminate and he shall cease to serve as an executive officer of the Company and as an officer and/or director of ESI. Upon the Termination Date, the Employment Agreement shall terminate in its entirety, except to the extent specifically provided herein. Following the execution of this Agreement, the expiration of the Revocation Period set forth in Section 2.1 below without the Executive having exercised his rights to revoke this Agreement, this Agreement will become effective and be the sole agreement governing the rights, relationship, obligations and duties of the Company and the Executive to each other. The Executive has separately resigned as a director of the Company effective on July 31, 2001.

     2. Benefits.

     2.1 Revocation Period. Provided that the Executive does not timely revoke his consent to this Agreement within seven calendar days after his execution of this Agreement in accordance with the provisions of the Older Worker Benefit Protection Act, as amended, (the "Revocation Period"), in consideration for the Executive's acceptance and execution of this Agreement, the Company shall, solely in accordance with the terms of this Agreement grant the Executive additional consideration as provided for in this Section 2.

     2.2 Stock Options. (a) As of the date hereof, the Executive holds vested options (the "Options") for the purchase of an aggregate of 600,000 shares (the "Option Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), at an exercise price of $1.12 per share. By reason of the Executive's termination of employment, these Options would expire three months after the Termination Date. However, the Company and the Executive agree that the expiration date of the Options shall be extended to twelve months after the Termination Date, provided that during such twelve month period, the Executive may not sell,


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gift, hypothecate or otherwise transfer any Option Shares after exercise thereof except by operation of law (a "Transfer"), except as follows:

     Three-Month Period            Number of Shares Transferable
     ------------------            -----------------------------

     First                                       -0-

     Second                                 150,000 shares

     Third 300,000 shares, less number of shares transferred shares in Second Period

     Fourth 450,000 shares, less number of shares transferred in Second and Third Periods


     (b) In addition, the provisions of Section 5.03 of the Employment Agreement are incorporated herein and trade part of this Agreement solely for the purpose of this Section 2.2, provided, however, for purposes of this Agreement the restrictive period shall be twelve months from the Termination Date, and that upon a breach by the Executive of his covenant under Section 5.03 of the Employment Agreement the Company shall have the right to terminate all unexercised Options and/or to effect a rescission of any Options exercised by the Executive during such twelve month period from the Termination Date.

     2.3 Loan Forgiveness. Subject to the provisions of this Agreement, the Company will forgive all $100,000.00 of the outstanding balance of $100,000.00 on the interest free loan previously made to the Executive by the Company. The Executive acknowledges that he will be responsible for all federal, state and other taxes payable by reason of the loan forgiveness, and that he will indemnify the Company for all costs and expenses (including reasonable attorneys' fees) incurred by the Company by reason of the claims against the Company relating to or arising from the loan forgiveness.

     3. Representations.

     3.1 Full Payment. The Executive acknowledges that except for the benefits being provided for in Section 2 hereof, neither the Company nor ESI has any further obligations, financially or otherwise, to the Executive arising out of his employment with the Company or ESI or under the Employment Agreement.

     3.2 COBRA. The Executive provides notice that he and his family have declined their tights to continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by reason of his employment with the Company.

     3.3 Return of Documents. The Executive represents that on or prior to the Termination Date he delivered to the Company all documents and property in his possession or control, including any confidential information, which was the property of the Company or ESI.


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     4. Covenants.

     4.1 Non-Disclosure. The Executive agrees that both the existence and the substance of this Agreement are strictly confidential and will not be disclosed or discussed by him, without the prior written permission of the Company, to or with any person, whomsoever, with the exception only of disclosure required by court order and disclosure to his attorney, his tax consultant, and/or the duly designated taxing authorities of the government of the United States of America and/or the government of the State of California (the "Disclosees"). The Executive further agrees if questioned by any person whomsoever, other than the Disclosees, concerning the existence or substance of this Agreement and/or any part of this Agreement, he will, at the absolute maximum, respond only that, "I have agreed not to discuss the matter."

     4.2 Non-Disparagement. The Executive acknowledges that the business reputation of the Company, ESI and their affiliates is essential to them. Therefore, the Executive agrees that he will not ever, for any reason or at any time, make any disparaging statement or disclose any negative information to any person about the Company or ESI, or any of their respective present or former employees, present or former officers, present or former directors, business or operations.

     4.3 Non-Solicitation. The Executive agrees that for a period of one year from the Termination Date, he will not, either directly or indirectly, on his own behalf or in the service of others, disrupt, damage, impair or interfere with the business of the Company or ESI whether by way of interfering with or raiding its officers, employees, agents and/or independent contractors or in any manner attempting to persuade any such persons to discontinue any of their relationships with the Company or ESI, without having received the Company's prior written permission to do so.

     4.4 Cooperation. Notwithstanding the foregoing, upon the request of the Company, the Executive shall frilly cooperate and communicate with management of the Company regarding matters which had occurred at or affecting the Company during his employment, including, but not limited to, communications with the Audit Committee of the Board of Directors and its special counsel.

     5. Remedies. In the event that the Executive breaches in any way any of his representations, warranties or covenants in this Agreement (excluding a breach subject to Section 2.2(b) hereto), the Executive agrees that the forgiveness of $100,000.00 of the interest free loan as described in Section 2.3 hereof shall be immediately revoked and the full balance of that loan shall be immediately due and payable, together with interest at the prime rate of Citibank NA from the date of any such breach. Finally, the Executive agrees that notwithstanding any other provision of this Agreement, he shall be frilly liable to the Company for any and all damages, including actual attorneys' fees resulting from any breach by him of this Agreement.


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     6. Confidentiality. The Executive agrees that he will not disclose to any third party or use or authorize any third party to use, any information relating to the business, business plans, trade secrets or other interests of the Company (including without limitation any such information related to the customers or clients of the Company) which is confidential and valuable to the Company or any of its subsidiaries and which is not generally known to the public.

     7. Arbitration. The Company and the Executive agree that any claim or dispute on account of this Agreement, his Employment or the Termination, including any and all claims relating to the calculation of any sums due under this Agreement as well as any and all claims for discrimination on the basis of age, race, sex, national origin, religion, color, marital status, physical handicap, medical condition, or disability or any other basis whatsoever, shall be settled solely by final and binding arbitration in accordance with the Employment Dispute Resolution Rules of the America Arbitration Association to take place in San Diego, California.

     8. Notices. The Company and the Executive agree that any notices under this Agreement will be given in writing and delivered in person or facsimile transmission or by a copy being sent by overnight delivery addressed as follows:

to Employee:
                  J.  Randall Nelson
                  13813 San Sebastian Way
                  Poway, California 92064
                  Facsimile Number

to the Company:
                  Equidyne Corp.
                  11770 Bernardo Plaza Court, Suite 351
                  San Diego, California 92128
                  Attention:    Chief Executive Officer and Counsel
                  Facsimile Number (858) 451-7002

with a copy to:
                  Thelen Reid & Priest, LLP
                  40 West 57th Street
                  New York, New York 10019
                  Attention:    Bruce A. Rich, Esq.
                  Facsimile Number (212) 603-2001

or to such other address as either party hereto may hereafter duly give to the other.

     9. Consult with Counsel. The Executive agrees that (1) the Company has recommended that he consult with an attorney of his choke concerning this Agreement and the consequences of his execution of this Agreement; (ii) he has had ample time to consult with an attorney, entirely of his own choice, concerning this Agreement and the consequences of his


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execution of this Agreement; and (iii) following his execution of this Agreement he shall have a period of seven calendar days within which to revoke his consent to this Agreement, if so advised, by giving notice of his decision to revoke to the Company as set forth above.

     10. Miscellaneous

     10.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement (oral or written) between the parties, including the Employment Agreement except to the extent provided herein. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

     10.2 Successor and Assigns: Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive, and his heirs and administrators.

     10.3 Waiver and Severability. The waiver by either party of a breach of any terms or conditions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. In the event that any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable under any law, rule or regulation of any government having jurisdiction over the parties hereto, such illegality or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement.

     10.4 Heading: Interpretations. The headings and captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

     10.5 Governing Law. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by The laws of the State of California without regard to the conflicts of law principles thereof.

     10.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute a single document.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             By: /s/ J. Randall Nelson
                                 -------------------------------
                                 J. RANDALL NELSON

                             EQUIDYNE CORPORATION

                             By: /s/ Coburn Pharr
                                 -------------------------------
                                 Coburn Pharr,
                                 Chief Operating Officer